Exhibit (d)(29)

Fee Waiver Agreement

To:	Simplify Exchange Traded Funds

222 Broadway 22nd Floor

New York NY 10038

Dear Board Members:

You have engaged Simplify Asset Management Inc. (“we” or “us”) to act as the investment adviser to the Simplify MBS ETF (the “Fund”), a series of Simplify Exchange Traded Funds (the “Trust”) pursuant to a management agreement (the “Management Agreement”).

Effective upon the date of execution of this Agreement through October 31, 2024 (the “Limitation Period”), we agree to waive our management fee payable under the Management Agreement to the amount listed on Exhibit A of this Agreement (the “Fee Waiver”).

This Agreement shall become effective on the date written below and shall remain in effect through the Limitation Period, unless sooner terminated as provided below. The Limitation Period may be extended by us for successive twelve-month periods, provided that such extension is approved by a majority of the Trustees of the Trust.

Additionally, this Agreement may not be terminated by us but may be terminated by the Trust’s Board of Trustees, on 60 days’ written notice to us. This Agreement will automatically terminate if the Management Agreement is terminated.

This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

Simplify Asset Management Inc.

By:	/s/ Paul Kim
Name:	Paul Kim
Title:	Chief Executive Officer
Date:	Effective as of October 23, 2023

ACCEPTANCE: Simplify Exchange Traded Funds

By:	/s/ Paul Kim
Name:	Paul Kim
Title:	Trustee. President, and Treasurer
Date:	Effective as of October 23, 2023

Exhibit A

Dated: Effective as of October 23, 2023

Management Fee After Waiver
Simplify MBS ETF	0.15%

A-1